EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts: Julie Hong (925) 467-3832—Investors

Brian Dowling (925) 467-3787—Media

Safeway Inc. Announces First Quarterly Dividend

Pleasanton, CA – May 25, 2005 – The Board of Directors of Safeway Inc. (NYSE: SWY) today declared a quarterly cash dividend of $0.05 per common share, payable on July 7, 2005 to shareholders of record as of June 16, 2005. This represents the first cash dividend paid to shareholders since the company’s IPO in 1990. The quarterly dividend pay out will total approximately $22.5 million. Assuming the Company continues to pay quarterly dividends in the same amount, the total annual pay out would equal approximately $90 million.

“The Board’s decision to initiate a quarterly dividend while we continue to fund our extensive store remodel program and reduce debt is a sign of its confidence in our strategy and anticipated strong cash flow from operations,” said Steve Burd Chairman, President and CEO. “We remain committed to improving debt protection measures while enhancing the return to shareholders.”

Safeway Inc. is a Fortune 50 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,801 stores in the United States and Canada and had annual sales of $35.8 billion in 2004. The company’s common stock is traded on the New York Stock Exchange under the symbol SWY.

A webcast of the Company’s presentation at the Annual Meeting will be available in an archived format at www.safeway.com/investor_relations at 5:00 p.m.(PDT) May 25, 2005. The webcast will be available for approximately one week following the meeting.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, dividends, debt reduction, cash flow and are indicated by words or phrases such as “assuming”, “continue”, “anticipated”, or similar words or phrases. These statements are based on Safeway’s current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, including general business and economic conditions, competitive factors, results of our programs to reduce costs, increase sales and improve capital management, labor costs, unanticipated events or changes in future operating results, financial condition or business over time, or unfavorable legislative, regulatory or judicial developments, that could cause actual events and results to vary significantly from those included in or contemplated by such statements. The company undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaims any obligation to do so. Please refer to Safeway’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.